Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 9, 2018, with respect to the consolidated financial statements and schedule of Griffin Capital Essential Asset REIT, Inc. and Griffin Capital Essential Asset REIT II, Inc. included in the Joint Proxy Statement and Prospectus of Griffin Capital Essential Asset REIT II, Inc. and Griffin Capital Essential Asset REIT, Inc. that is made a part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-229101) for the registration of 174,278,691 shares of Griffin Capital Essential Asset REIT II, Inc. Class E Common Stock in the Company Merger.

/s/ Ernst & Young LLP

Los Angeles, California
January 14, 2019